Exhibit 10.1

                    6309 Highway 187 • Anderson, South Carolina 29625 • Telephone 864-646-8544 • Fax 864-646-8547

R&D Labs: 51 Technology Drive • Anderson, South Carolina 29625 • Telephone 864-328-0008 • Fax 864-328-0013

Absorbable Endoureteral Stent:

A Poly-Med, Inc., Revised R&D Proposal

Prepared for Valera Pharmaceuticals, Inc.

April 27, 2005

This document provides a 10-month R&D proposal that entails (A) Program Objectives; (B) Basic System Design and Rationale; (C) R&D Strategy and Experimental Plans; (D) Major Milestones and Timing; (E) Proposed Budget and Disbursement Schedule; (F) Program Monitoring and Review; and (G) Intellectual Property Protection and Licensing.

A. Objective - The objective of this proposal is to develop an absorbable/disintegratable endoureteral stent that retains at least 50 percent of its mechanical properties, remains functional for 4 to 8 weeks without causing blockage, and essentially exhibits no physical presence by 6 months at the application site.

B. Basic System Design and Rationale - Two basic designs will be explored at this phase of the study. One of these will be selected as the primary and the second will be treated as a back-up system. The first design, D-1, is based on an absorbable/disintegratable endoureteral stent comprising a fiber-reinforced, multicomponent polymeric tube with elbow-like ends, as depicted in Figure 4 of Attachment 2. However, the I.D. of the stent, O.D. of the stent, and O.D. of the applicator will be reduced to about 1, 3, and 4.7 mm, respectively. The I.D. of the corresponding applicator will be about 3.2 mm to allow a facile insertion and delivery of the stent. The end of the stent will be constructed to be sufficiently resilient to allow its insertion and transport in a tubular applicator, with a plunger, and recover its original shape after extrusion therefrom. The components of the endosteal stent (E-stent) consist of a highly elastomeric, water-swellable matrix reinforced with a rigid spring wherein (1) said spring comprising a multicomponent, high modulus, absorbable polymer; (2) the spring exhibiting a nominal diameter that is at least 10 percent less than that of the ureter ID; (3) the elastomeric matrix component of the stent is made of a crosslinked (chemically or physically) absorbable copolymer that is asymmetrically placed to have more than 20 percent of its mass covering the outer surface of the spring; and (4) the elastomeric matrix component is capable of swelling in the biological environment to result in at least a 10 percent increase in thickness and a highly compliant surface interfacing with the lumen of the ureter.

The second design, D-2, is based on an absorbable/disintegratable E-stent comprising a fiber-reinforced polymeric multicomponent tube with similar composition to that described above for D-1. However, the general shape of the E-stent will be similar to that design shown in Figure 6 of Attachment 2, with the exception of having (1) the central main component having an I.D. of the stent, and O.D. of the stent about 1 and 3 mm, respectively and (2) the position-retaining ends being more tapered, inverted cones that are properly angled and shaped to be in line with the central tube, and when axially folded can be inserted into an applicator having an I.D. of about 3.2 mm that allows a facile insertion and delivery of the E-stent. The corresponding O.D. of the applicator is expected to be about 4.7 mm.

In both designs, (1) the reinforcing fiber is made of highly drawn, spirally wound high modulus monofilament comprising a microcomposite, or molecular composite; (2) the matrix is made of pseudo- or

Valera Proposal	April 27, 2005

covalently crosslinked, highly compliant elastomer; and (3) at least one component of the reinforced stent is swellable in the biological environment.

Both designs (1) are baaed on proprietary, FDA approvable materials, which are, in turn, made from safe monomers and intermediates; (2) call for the use of a transient, amphiphilic, lubricous coating for applicator and/or the stent; and (3) provide stents that can undergo swelling during the first 24 hours after placement in the ureter. Both designs also (1) allow the insertion into the biological site without requiring a forced expansion of the ureter; (2) permit an easy passage of stent and applicator by virtue of the transient coating; (3) permit timely expansion into a diameter that is slightly smaller than that of the ureter I.D.; and (4) make it possible for the inserted stent to undergo slow swelling in the aqueous environment at pH 4-6 to increase the surface compliance, which minimizes the mechanical incompatibility associated with the increase in the stent diameter and resistance to migrate, while permitting liquid transport in the space between the stent lumen of the ureter. Provisions will be made to include a radiopaque marker at the proper location of the E-stent. The opacifier will be selected from the group represented by micronized barium sulfate, zirconium oxide, and basic bismuth carbonate, depending on the selected part of the E-stent where radiopacity is needed. The radiopaque part can be the entire spring with the opacifier dispersed therein, or a thin circular disc adhering to the matrix covering the central tube, or the position-retaining ends.

C. R&D Strategy and Experimental Plans - The strategy is based on (1) using safe, intermediate, easy-to-prepare, approvable, absorbable, crystalline, fiber-forming polymers that are processable into rigid/resilient, reinforcing monofilaments, elastomeric matrix, and an amphiphilic surface coating capable of meeting the design and physical property requirements outlined in Section B; (2) preparing the stent applicator made of rigid, non-absorbable polymer; and (3) developing an in vitro method for assessing the feasibility of the stent insertion and its expected functional performance.

In concert with the basic design and R&D strategy, the experimental plans will consist of six (6) segments.

Segment I - Preparation of Candidate Absorbable Polymers

This will consist primarily of the preparation and characterization of at least eight (8) polymeric materials, a number of which can undergo physical and/or covalent crosslinking.

Segment II - Melt-processing of Absorbable Polymers

A selected number of the polymers described in Segment I and certain melt-blends thereof will be melt-extruded and oriented into monofilaments exhibiting desirable diameter for use in stent formation. The monofilaments will be characterized and their mechanical properties will be evaluated.

Segment III - Preparation of Amphiphilic, Non-ionic Coating and Surface Treatment of the Stents and Applicator

An absorbable amphiphilic coating will be prepared. The surface coating of the stent and applicator will be conducted by solution dipping followed by air drying. Optionally, the coating may contain an antimicrobial agent.

Segment IV - Preparation of Candidate Composite Tubular Devices D-l and D-2

A typical method of producing the stents entails (1) winding the highly drawn monofilament onto a Teflon rod, a highly polished stainless steel rod, or a Teflon-coated stainless steel rod with the desired outside diameter to yield the nominal internal diameter of the final device; (2) dip-coating the wound

Valera Proposal	April 27, 2005

monofilament with pseudo-crosslinkable segmented polymer or a curable polyaxial polymer that contains a free-radical initiator; (3) adjust the coating thickness to provide the required outside diameter of the device after curing/drying; and (4) heating of the assembled composite to achieve matrix curing.

Segment V - Production and Pilot Testing of the E-stent Applicator Assembly

The applicator design is based on (1) and flexible, non-absorbable catheter with an O.D. of about 4.7 mm and an I.D. that is mechanically compatible with the E-stent (D-l and D-2) O.D.s, and (2) a plunger with solid, cylindrical head having an O.D. matching the E-stent O.D. and flexible, yet firm, guiding tail. The catheter will be chosen from commercially available, non-absorbable polymeric ones, which are known to be safe and biocompatible. Both components of the plunger can be made of stainless steel. Alternatively, the plunger head can be made of a biocompatible, non-absorbable polymer, while the guiding tail can be made of a stainless steel wire.

The selected applicator material will be pilot-tested with both types of the E-stents. This will typically entail (1) coating the external wall of the E-stent (D-1 and D-2) with an absorbable surfactant (to be selected from those noted in Section C, Segment III); (2) adjust the shape of the position-retaining ends of the E-stent (i.e., bending those of D-l or radially compressing the cones of D-2); (3) inserting the E-stent into the distal end of the applicator; (4) coating the outside wall of the applicator with an absorbable surfactant (from Section C, Segment III); placing the assembled device in a hermetically sealable foil pack (under dry nitrogen) that comprises a dry cellulose applicator holder and a solid plunger (for discharging the device at the biological site); (6) sterilizing the E-stent and the applicator according to an accepted protocol; (7) removing the sterilized device and testing the sterility of components; and (8) verifying the facile insertion and discharge of the E-stent.

Segment VI - In vitro Evaluation of the Functional Performance of Candidate Devices

This will be conducted using two applicators with catheters having comparable outside diameter to the lumen of a typical human ureter. Of the candidate devices tested, one will be selected from designs D-l and D-2 for animal evaluation, using a miniaturized device, in the subsequent phase of the project.

D. Major Milestones and Timing

Segment	Target Date for Completion from the Start (Months)
I & II	4
III	6
IV	8
V & VI	10

E. Proposed Budget and Disbursement Schedule - The total main program budget (including material, labor and overhead) is $110,000; $30,000 to be paid upon acceptance of the revised plans of the proposal and $20,000 at 4,6, 8, and 10 months.

F. Program Monitoring and Review - Summary reports will be issued at the conclusion of the 4- and 8-month periods, which will be used for discussion during a teleconference. In-person review meetings will be conducted at the 6- and 10-month periods, using interim and final reports.

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G. Intellectual Property Protection and Licensing Agreement - A broad-based provisional patent application was filed prior to submitting the original proposal. A second provisional application, addressing specifically the device design, was filed in November 2004. Poly-Med will be responsible for all United States and possibly PCT filings and maintenance of issued patents. At the conclusion of this phase of the program, Poly-Med and Valera Pharmaceuticals will complete a worldwide exclusive licensing agreement to use and sell the endoureteral stent that will be manufactured in bulk quantities by Poly-Med and sold at an agreed-upon price to Valera Pharmaceuticals for packaging and marketing. The licensing agreement may be associated with a royalty of four percent (4%).

This R&D Proposal is accepted by:

Poly-Med, Inc.	Valera Pharmaceuticals, Inc.

/s/ S.W. Shalaby	/s/ Matthew Rue
Signature	Signature

S.W. Shalaby	Matthew Rue
Print name	Print name

President and Director of R&D	VP Marketing
Title	Title

April 27, 2005	April 27, 2005
Date	Date

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